                                                                  EXHIBIT (a)(1)

                              WOLVERINE TUBE, INC.

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
          HAVING AN EXERCISE PRICE OF $20.00 OR GREATER FOR NEW OPTIONS

================================================================================

       THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 PM CENTRAL TIME ON
                 SEPTEMBER 21, 2001 UNLESS WE EXTEND THE OFFER

================================================================================

         As more fully described in this Offer to Exchange Outstanding Options
(the "Offer to Exchange"), Wolverine Tube, Inc., which we refer to as "we," "the
Company" or "Wolverine," is offering to cancel and exchange eligible options to purchase shares of our common stock that have an exercise price of $20.00 or greater. We intend to exchange the cancelled options for replacement stock options to purchase one share of our common stock for every two shares underlying the exchanged options. We will grant the new options six months and six business days after the date on which we cancel the options we accept for exchange. The exercise price of the replacement options will be based upon the market value of our common stock as described in Section 8 of this Offer to Exchange. The replacement options will be vested to the same degree as the original options had vested or would have vested had they not been cancelled.
All U.S. or Canadian employees, officers or directors of Wolverine or one of our subsidiaries are eligible to participate in the option exchange.

         Before deciding whether to elect to exchange your options, you should carefully review the Offer to Exchange and the accompanying Election to Exchange
Eligible Options (the "Election Form") and Notice of Change of Election, as well as the information on Wolverine's business and financial status to which we refer you in the Offer to Exchange. We have not authorized any person to give you information other than these materials, and you should not rely on any other information as having been authorized by us. Neither the Company nor our Board of Directors makes any recommendation as to whether you should exchange, or refrain from exchanging, your options pursuant to the offer, and we have not authorized any other person to make such a recommendation. You must decide, together with your own legal, financial, tax or other advisors, whether or not to exchange your options.

                                TABLE OF CONTENTS

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     SUMMARY TERM SHEET.....................................................................................1
     RISK FACTORS RELATING TO THE OFFER....................................................................11
     INTRODUCTION..........................................................................................13
     THE OFFER.............................................................................................13
     1.  Number of Options; Expiration Date................................................................13
     2.  Purpose of the Offer..............................................................................15
     3.  Procedure for Electing to Exchange Options........................................................17
     4.  Withdrawal or Change of Election..................................................................19
     5.  Acceptance of Options for Exchange and Cancellation and Issuance of New Options...................21
     6.  Conditions of the Offer...........................................................................22
     7.  Price Range of Common Stock Underlying the Options................................................24
     8.  Source and Amount of Consideration; Terms of New Options..........................................24
     9.  Information About Wolverine Tube, Inc.............................................................26
     10. Financial Information.............................................................................27
     11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options.........27
     12. Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer...............29
     13. Legal Matters; Regulatory Approvals...............................................................29
     14. Material U.S. Tax Consequences....................................................................30
     15. Material Canadian Tax Consequences................................................................31
     16. Extension of Offer; Termination; Amendment........................................................33
     17. Fees and Expenses.................................................................................35
     18. Additional Information............................................................................35
     19. Forward-Looking Statements; Miscellaneous.........................................................36


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                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this offer. The complete description of the offer begins on page 13 of this Offer to Exchange. Because this summary does not contain all of the information you should consider in deciding whether to accept the offer, you should carefully read the remainder of this Offer to Exchange and the accompanying Election Form and Notice of Change of Election, as well as the information to which we refer you. We have included page number references corresponding to the beginning of relevant sections of this Offer to Exchange where you can find a more complete description of the topics in this summary.

                  GENERAL QUESTIONS ABOUT THE OFFER TO EXCHANGE

WHAT IS THE OFFER?

         We are offering to cancel and exchange eligible options to purchase our common stock having an exercise price of $20.00 per share or greater. (Eligible options are more fully described in Section 1 beginning on page 13.) In exchange for every two eligible option shares that you elect to exchange and we accept for cancellation and exchange, subject to the terms and conditions of the offer, we will grant you one new option share on the replacement grant date, which will be six months and six business days after we cancel your options. The exercise price of the replacement options will be based upon the market value of our common stock as described in Section 8 beginning on page 24. Each replacement option will be vested to the same extent as your original option had vested or would have vested had it not been cancelled.

WHY IS WOLVERINE MAKING THE OFFER?

         We are making the offer because some of our outstanding options, whether or not currently exercisable, have exercise prices that are significantly higher than the recent range of trading prices of our common stock. We believe that, because our employees, officers and directors are unlikely to exercise these "out-of-the-money" options in the foreseeable future, these options do not adequately align optionees' interests with those of stockholders nor do they supply significant retention value to the Company. We believe that these out-of-the-money options do not provide the incentive to acquire and maintain stock ownership in Wolverine and to participate in our long-term growth and success that we intended them to have.

         Through this voluntary option exchange program, we intend to provide our eligible employees, officers and directors with the benefit of owning options that, over time, may create better performance and retention incentives and may have greater potential to increase in value, thereby maximizing stockholder value. Because, for accounting reasons, we will not grant the replacement options until six months and six business days after the date we cancel the options accepted for exchange, the replacement options may have a higher exercise price than the cancelled options or an exercise price that is higher than the current market price of our common stock. (Page 15)



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WHO IS ELIGIBLE TO PARTICIPATE?

         To participate in the offer, you must be a U.S. or Canadian employee, officer or director of Wolverine or one of our subsidiaries from the date you elect to exchange eligible options through the date we grant the new options. When we say "U.S. or Canadian employee, officer or director," we mean all employees, officers or directors who are or will be subject to income tax in the U.S. or Canada with respect to their outstanding options.

         As discussed below, we will not grant the replacement options until six months and six business days after the date we cancel the options accepted for exchange. If you are not a U.S. or Canadian employee, officer or director of Wolverine or one of our subsidiaries from the date you elect to exchange your eligible options THROUGH THE DATE WE GRANT THE NEW OPTIONS, you will not receive any new options or any other payment in exchange for your cancelled options.

         Participation in the offer does not grant you any right to remain as an employee, officer or director of Wolverine or any of our subsidiaries. (Page 13)

ARE CANADIAN EMPLOYEES ELIGIBLE TO PARTICIPATE?

         As described above, all of our U.S. and Canadian employees, officers and directors who hold eligible options are eligible to participate. However, special considerations may apply to employees subject to Canadian tax with respect to their options, and Canadian employees should particularly note the tax consequences of the exchange discussed in Section 15, beginning on page 31.

HOW DOES THE OPTION EXCHANGE PROGRAM WORK?

         If you are eligible and you wish to participate, you must make a voluntary election to cancel and exchange eligible options before 5:00 p.m. Central Time on September 21, 2001 (or, if the offer is extended, on or before the last day of the extended offer period). Unless you validly withdraw or change your election to exchange before this expiration date, your election will be irrevocable after that time.

         Our acceptance and cancellation of the eligible options elected for exchange by you pursuant to the offer will form a binding agreement between us and you on the terms and subject to the conditions of the offer. This means that, six months and six business days after we cancel your options, Wolverine will be bound to grant you a replacement option pursuant to the terms described in this Offer to Exchange. (Page 13)

WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER?

         To participate in the exchange, you must complete, sign and date the accompanying Election Form and ensure that we receive it before the expiration date. You may deliver the Election Form to us by hand delivery, by fax or by registered mail or overnight courier.


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         If we do not receive your complete and correct Election Form before the expiration date, you will not be able to exchange your options. We will determine, in our discretion, all questions and interpretations with respect to the Election Form and other documents and the validity, eligibility (including time of receipt) and acceptance of elections. (Page 17)

                        QUESTIONS ABOUT CANCELLED OPTIONS

WHICH OPTIONS CAN I EXCHANGE FOR CANCELLATION?

         You can exchange eligible options to purchase shares of our common stock that have an exercise price of $20.00 or greater. Eligible options were granted under the Company's 1993 Equity Incentive Plan, as amended and restated (the "1993 Plan"), 1993 Stock Option Plan for Outside Directors, as amended and restated (the "Outside Director Plan") and outside these plans pursuant to a certain Non-Qualified Stock Option Agreement. (Page 13)

WHAT DO YOU MEAN BY THE TERM "OPTION"?

         When we say "option," we mean the right to purchase a certain number of shares of our common stock that is represented by a single stock option agreement between you and us. For example, if there is a stock option agreement between you and us to purchase 250 shares of our common stock dated January 1, 1999 and another stock option agreement to purchase 400 shares of our common stock dated January 1, 2000, you would have two options - one for 250 shares and one for 400 shares. (Page 13)

IF I HAVE MULTIPLE ELIGIBLE OPTIONS, CAN I CHOOSE WHICH ONES TO EXCHANGE?

         Yes. You may elect to exchange one or more, or all or none, of your eligible options. Your decision to exchange or hold any or all of your eligible options is entirely at your discretion. (Page 13)

CAN I EXCHANGE THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes. You may exchange the remaining unexercised portion of an eligible option that you have partially exercised. If we accept your election, you will receive one replacement option for every two shares that were subject to the unexercised portion of your cancelled option. (Page 13)

CAN I EXCHANGE ONLY A PORTION OF AN OPTION THAT I HAVE NOT EXERCISED?

         No. If you decide to participate in the offer, you may not exchange only a portion of an eligible option that has not yet been exercised. In other words, you must either exchange all of the shares that are subject to any single stock option agreement, or none of the shares underlying that eligible option. You cannot split up an eligible option and only elect to exchange part of it. You must elect to exchange an unexercised option, or the remaining unexercised portion of a partially exercised option, in its entirety. (Page 13)


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IF I ELECT TO ACCEPT THE OFFER, WHAT WILL HAPPEN TO MY EXISTING OPTIONS?

         If you properly elect to exchange eligible options and we accept them, we will cancel your options on the cancellation date, which will be on or about September 26, 2001. Once we cancel an option, you will no longer have any rights with respect to that option except for the right to receive the replacement option in accordance with the terms and conditions of the offer. (Page 21)

                       QUESTIONS ABOUT REPLACEMENT OPTIONS

HOW MANY REPLACEMENT OPTION SHARES WILL I RECEIVE IN EXCHANGE FOR MY CANCELLED OPTIONS?

         If your eligible options are properly elected for exchange and accepted by us for exchange, you will be entitled to receive new options to purchase one share of our common stock for every two option shares that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. We will not grant new options to purchase fractional shares, and we will round up all fractional shares. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the personalized Election Form that accompanies this Offer to Exchange. (Page
13)

WHAT WILL BE THE TERMS AND CONDITIONS OF THE REPLACEMENT OPTIONS?

         Each replacement option will be a nonqualified stock option granted pursuant to the same plan under which the cancelled option was granted, or, if a cancelled option was not granted pursuant to a plan, then its replacement option will be granted under the 1993 Plan. The new option will be subject to the terms and conditions of the relevant plan and a new stock option agreement between you and us. If your replacement options will be granted pursuant to the 1993 Plan, your new options will have substantially the same terms and conditions as your cancelled options, except for the number of shares underlying the replacement options and the exercise price. If your replacement options will be granted pursuant to the Outside Director Plan, your new options will have substantially the same terms and conditions as your cancelled options, except for the number of shares underlying the replacement options, the exercise price and the term of the replacement options. (Page 24)

WHAT WILL THE EXERCISE PRICE OF THESE REPLACEMENT OPTIONS BE?

         The exercise price of your replacement options will be calculated differently depending on whether your new options will be granted under the 1993 Plan or the Outside Director Plan because the terms of the two plans are not the same. If your replacement options will be granted under the 1993 Plan, the exercise price of the new options will be the closing price of our common stock on the New York Stock Exchange on the replacement grant date, which will be six months and six business days after we cancel your eligible options. The terms of the Outside Director Plan require all options granted under the Outside Director Plan to have an exercise price equal to the average of the closing bid and asked prices of our common stock as reported on the New York Stock Exchange on the grant date and the four preceding trading days. Therefore, the replacement options will be priced accordingly for outside directors.


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         Regardless of how the exercise price for your replacement options is determined, the exercise price of your replacement options may be higher than the exercise price of your cancelled options. Even if the exercise price of your new options is lower than the exercise price of your cancelled options or lower than the current market value of our common stock, we cannot guarantee that our stock price, and therefore the value of your options, will increase or maintain the same level after the replacement grant date. (Page 24)

WHEN WILL THE REPLACEMENT OPTIONS VEST?

         All replacement options will be vested to the same degree as your original options had vested or would have vested had they not been cancelled. In other words, the new options will continue to vest on the same vesting schedule as the corresponding cancelled options. (Page 24)

WHEN WILL THE REPLACEMENT OPTIONS EXPIRE?

         The term of your replacement options will be different depending on whether your new options will be granted under the 1993 Plan or the Outside Director Plan because the terms of the two plans are not the same. The expiration date of each replacement option granted under the 1993 Plan will be the same as the expiration date of the corresponding cancelled option. The terms of the Outside Director Plan require that all options granted under the Outside Director Plan have an expiration date of ten years from the date of grant. Therefore the replacement options will have a ten-year term for outside directors regardless of the expiration date of the cancelled options. (Page 24)

                   QUESTIONS ABOUT PARTICIPATION IN THE OFFER

HOW LONG DO I HAVE TO DECIDE WHETHER TO PARTICIPATE IN THE OFFER?

         The deadline to make an election to exchange your eligible options is the expiration date, 5:00 p.m. Central Time on September 21, 2001, or such later time as we extend the offer. We must receive your completed and signed Election Form before the expiration date. We may, in our discretion, extend the offer at any time, but we cannot guarantee that the offer will be extended and, if extended, for how long. (Page 13)

WHAT HAPPENS IF I DO NOT TURN IN MY ELECTION FORM BY THE DEADLINE?

         If we do not receive your Election Form before the expiration date, you will not be able to participate in the option exchange. All options you currently hold will remain intact, with their current exercise price, vesting schedule and other terms. (Page 17)

HOW WILL I KNOW WHETHER WOLVERINE HAS RECEIVED MY ELECTION FORM?

         We will confirm receipt of your Election Form (and any Notice of Change of Election) shortly after we receive it. This confirmation will only indicate that we have received your Election Form (or any Notice of Change of Election), not that we have determined that your election is proper or that we have accepted your election. (Page 17)



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WHEN WILL I KNOW THAT WOLVERINE HAS ACCEPTED MY OPTIONS FOR EXCHANGE AND
CANCELLED THEM?

         We intend to accept and cancel all eligible options that are properly elected for exchange on the cancellation date, which will be on or about September 26, 2001. On the cancellation date, we will notify all properly electing optionees by press release or Company-wide electronic communication that we have accepted and cancelled their options. (Page 21)

WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

         We will grant the new options six months and six business days after the date we cancel the options accepted for exchange. This time period is required by recent accounting rules in order to avoid unfavorable accounting treatment to the Company. If the expiration date is not extended, we currently expect to cancel all eligible options elected for exchange on or about September 26, 2001, so that the grant date of the new options will be on or about April 2, 2002. Please remember that you must be a U.S. or Canadian employee, officer or director of Wolverine or one of our subsidiaries ON BOTH DATES AND THE ENTIRE PERIOD BETWEEN BOTH DATES in order to receive a new option. (Page 21)

WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the new options within six months of the cancellation date, our grant of those options would be considered an option repricing for financial reporting purposes and therefore subject to variable accounting treatment. In variable accounting, a company must record a charge against its earnings in each quarter until the repriced options are exercised, cancelled or expired for an amount equal to the difference between the new exercise price of the repriced options and the fair market value of the underlying stock. The higher the market value of our common stock, the greater the compensation expense we would have to record against our earnings. These accounting consequences could potentially have an adverse impact on our operating results. (Page 29)

WHEN WILL I RECEIVE MY NEW STOCK OPTION AGREEMENT?

         We plan to send you a new stock option agreement for each replacement option within three to four weeks after the replacement grant date. Upon execution, the effective date of the new options will be the replacement grant date. (Page 24)

ONCE I TURN IN MY ELECTION FORM, CAN I CHANGE MY PREVIOUS ELECTION OR WITHDRAW MY ELECTION ALTOGETHER?

         Yes. You have the right to change your previous election or withdraw the options you have elected to cancel at any time before the expiration date. If we extend the offer beyond that time, you have the right to change or withdraw your election at any time until the extended offer expires.


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         To validly change or withdraw your election, you must deliver to us a properly completed, signed and dated Notice of Change of Election, a form of which accompanies this Offer to Exchange, before the expiration date. You may deliver the Notice of Change of Election to us by hand delivery, by fax or by registered mail or overnight courier. If you properly deliver a Notice of Change of Election, your previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election, and you will be deemed to have elected to exchange only those options listed on the Notice of Change of Election (or to have withdrawn all of your options and declined to participate in the offer, if you so specify). If your Notice of Change of Election does not list an eligible option that you had previously listed on an Election Form, you will be deemed to have withdrawn your election of that option and may only re-elect to exchange that option by again following the change of election procedures described above. (Page 19)

IF I DECIDE TO WITHDRAW MY ELECTION TO EXCHANGE MY OPTIONS, WHAT WILL HAPPEN TO MY ELIGIBLE OPTIONS?

         If you properly withdraw your previous election to exchange some or all of your eligible options, we will not cancel the options you previously elected to exchange, and you will not receive the grant of replacement options. Your existing options will continue in full force and effect, with their current exercise price and other terms. (Page 19)

IF I DECIDE TO EXCHANGE OPTIONS IN THE OFFER, WILL I BE CONSIDERED FOR OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

         No. Because current accounting rules deem the grant of an option within six months of cancellation of another option held by the same optionee to be a repricing, which triggers variable accounting treatment, we do not intend to make any option grants to participants in the option exchange until after the replacement grant date. Any additional option grants to you after the replacement grant date will be made at the sole discretion of the Compensation Committee of the Board of Directors. (Page 21)

IF I HAVE ELIGIBLE OPTIONS BUT DO NOT PARTICIPATE IN THE OFFER, WHEN SHOULD I EXPECT TO RECEIVE MY NEXT OPTION GRANT?

         At this time, we do not intend to grant additional options to any of our current employees, officers or directors until after the replacement grant date. This applies both to those who participate in the offer and those who do not. We expect that option grants that have historically been made annually and might otherwise have been made during the six-month period will be made after the replacement grant date, subject to the sole discretion of the Compensation Committee. (Page 21)

          QUESTIONS ABOUT DECIDING WHETHER TO PARTICIPATE IN THE OFFER

HOW SHOULD I DECIDE WHETHER TO PARTICIPATE IN THE OFFER?

         We understand that this will be an important decision for many optionees. The exercise



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price of your replacement options may be higher than the exercise price of your current options, and there are no guarantees that your status as employee or your director relationship will not terminate before the replacement grant date. You must therefore make your own decision whether to participate, which will depend largely upon your assumptions about the future performance of our business, the future economic and equity market environments in the United States and worldwide, your continued relationship with Wolverine, and other factors of personal importance to you.

         If you are a Canadian employee, you should also consider the potential adverse Canadian federal income tax consequences that you could suffer if the exercise price of your replacement options is lower than the fair market value of Wolverine's common stock on the cancellation date. See Section 15, beginning on page 31.

         Before deciding whether to exchange eligible options, ALL eligible optionees should consult with personal legal, financial, tax and other advisors and carefully review the information regarding the offer and our business and financial condition that we have provided or to which we refer you. (Page 15)

WHAT HAPPENS IF I AM NO LONGER EMPLOYED BY WOLVERINE WHEN THE REPLACEMENT OPTIONS ARE GRANTED?

         Any election you make and do not validly withdraw before the expiration date will be irrevocable after that time. This means that if your status as employee or your director relationship terminates for any reason (including voluntary or involuntary termination with or without cause and termination as a result of death, disability or retirement) before the replacement grant date, you will not have the right to receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option.

         You also should note that neither eligibility to participate nor actual participation in the offer conveys any right to remain employed or engaged by Wolverine or our subsidiaries (or any successor company in a merger or acquisition) or to retain the same position you currently hold. If your employment or director relationship is currently at will, it will continue to be at will. Further, the offer will not change the status of any existing employment agreement to which you may be a party. (Page 13)

WHAT HAPPENS IF WOLVERINE IS ACQUIRED BY ANOTHER COMPANY BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

         Although we have no plan to do so at this time, it is possible that we could enter into a merger or other acquisition agreement with another entity before the replacement grant date. If we do so, it is not clear that the obligation to issue the new options will survive the change of control transaction, depending on how it is structured. Our intention is that the surviving or acquiring corporation would agree to grant replacement options or to otherwise compensate you for your cancelled options. However, we cannot guarantee that our successor would be obligated to do so.


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

         In addition, if we cancel your eligible options and a change of control of the Company occurs before the replacement grant date, you would lose the benefit of the accelerated vesting that both the 1993 Plan and Outside Director Plan currently provide in a change of control event. Once your options are cancelled, they will have no further force or effect and therefore they cannot be accelerated. (Page 21)

WILL I HAVE TO PAY TAXES IF I EXCHANGE MY OPTIONS IN THE OFFER?

         We believe that the cancellation and exchange of options pursuant to the terms of the offer will be treated as a non-taxable exchange for U.S. income tax purposes. This means that if you exchange eligible options for new options, we believe that you will not be required to recognize income for federal income tax purposes at the time of the exchange. At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes. (Page 30)

         If you are a Canadian employee, the Canadian federal income tax consequences to you will depend on whether the exercise price of your replacement options is higher or lower than the fair market value of Wolverine's common stock on the cancellation date. If the exercise price of your replacement options is higher (or equal), we believe you will be eligible for the usual beneficial treatment according to qualifying Canadian stock option plans when you exercise your replacement options. In other words, only half of the benefit you receive will be included in your taxable income. If the exercise price of your replacement options instead is lower, it is likely (but not certain) that the full amount of the benefit will be included in your taxable income. (Page
31)

         You should consult your own legal, financial, tax and other advisors to determine the national, state, local or other tax consequences of the offer applicable to your particular circumstances, especially if you may be subject to taxation in multiple jurisdictions.

ARE THERE ANY CONDITIONS TO THE OFFER?

         The offer is subject to those conditions discussed in Section 6 of this Offer to Exchange, beginning on page 22. The offer is not conditioned, however, on the election by a minimum number of optionees or the exchange of options covering a minimum number of shares.

WHAT DOES OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although the Compensation Committee has approved this offer, neither we, the Compensation Committee nor the Board makes any recommendation as to whether you should exchange, or refrain from exchanging, your options. (Page 15)

IF I HAVE ELIGIBLE OPTIONS, DO I HAVE TO PARTICIPATE IN THE OFFER? WHAT HAPPENS IF I DO NOT WANT TO PARTICIPATE IN THE EXCHANGE?

         The offer is entirely voluntary, and you do not have to accept it. If you choose not to participate in the exchange, all stock options you currently hold will remain unchanged at their



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

original exercise price and terms. We do not expect to make the offer available at any other time, so this offer is likely the only opportunity to exchange your current options. (Page 13)

             QUESTIONS ABOUT REPRICING AND ALTERNATIVES TO THE OFFER

IS THIS OPTION EXCHANGE PROGRAM A REPRICING?

         We do not believe that the offer constitutes an option repricing under current accounting rules. In an option repricing, an option would either be (a) immediately repriced or (b) cancelled and replaced with a replacement option within six months before or after the cancellation. A repricing would result in negative accounting consequences to the Company. (Page 29)

WHY DOESN'T WOLVERINE REPRICE MY OPTIONS INSTEAD OF EXCHANGING THEM?

         The accounting rules of the Financial Accounting Standards Board require variable accounting treatment for repriced options (or option grants that are deemed to be repricings). In variable accounting, a company must record a charge against its earnings in each quarter until the repriced option is exercised, cancelled or expired, for an amount equal to the difference between the new exercise price of the repriced option and the then fair market value of the underlying stock. If we were to simply reprice options, the resulting accounting consequences could potentially have an adverse impact on our operating results. (Page 29)

WHY DOESN'T WOLVERINE GRANT ME ADDITIONAL STOCK OPTIONS INSTEAD OF EXCHANGING THEM?

         We have a limited number of shares available for issuance under the 1993 Plan and the Outside Director Plan. We believe that, given the current number of shares outstanding under these plans, we would be unable to grant stock options to make up for outstanding out-of-the-money options while remaining within plan limits. Even if we were able to grant additional make up options to all of the eligible optionees, the exercise of those additional options could cause excessive stockholder dilution and negatively affect our future earnings per share. (Page 29)

                              ADDITIONAL QUESTIONS

WHAT HAPPENS IF THE NEW OPTIONS END UP OUT-OF-THE-MONEY AGAIN?

         We consider this offer to be a one-time-only offer. Although the market price of our common stock will fluctuate over the term of the replacement options and could decline below the exercise price, we do not expect to offer another option exchange program in the foreseeable future. While we hope that our market performance will allow the replacement options to appreciate in value, we cannot guarantee that our future stock price will exceed the exercise price of the replacement options.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance, you should contact Thomas Johnson, our Director of Investor Relations and Communications at (256) 580-3969 or johnsont@wlv.com.



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
                       RISK FACTORS RELATING TO THE OFFER

         Participation in the option exchange program involves a number of potential risks. This section highlights the material risks of accepting the offer and electing to cancel and exchange your eligible options. You should carefully consider these risk factors as well as those risk factors relating to our business and financial condition described in our Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 and our Annual Report on Form 10-K for the year ended December 31, 2000. Please see Section 18 of this Offer to Exchange, beginning on page 35, for instructions on obtaining copies of these and other filings we have made with the Securities and Exchange Commission (the "SEC"). In addition, you should carefully read the remainder of this Offer to Exchange, the Election Form and the Notice of Change of Election for a more complete discussion of the risks that may apply to you before deciding to accept the offer.

IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES AFTER THE CANCELLATION DATE, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE REPLACEMENT OPTIONS YOU RECEIVE IN EXCHANGE FOR THEM.

         We cannot predict the exercise price of the replacement options. Because we will not grant replacement options until six months and six business days after the cancellation date, the replacement options may have a higher exercise price than some or all of your cancelled options. For example, if you elect to exchange and we cancel options with a $25 exercise price and our stock price rises above $25 on the replacement grant date, your replacement option will have a higher exercise price and therefore be worth less than your cancelled option, particularly given the conversion ratio of one replacement option share for every two option shares being cancelled. In most cases, it would take a significant increase in our stock price over a six-month period to result in replacement options having a higher exercise price than your cancelled options.

PARTICIPATING EMPLOYEES, OFFICERS AND DIRECTORS WILL NOT RECEIVE ANY OPTIONS UNTIL THE REPLACEMENT GRANT DATE.

         Employees, officers and directors of Wolverine and our subsidiaries are generally eligible to receive option grants at any time that the Compensation Committee chooses to make them. Because of the accounting consequences of option grants made within six months of the cancellation date, however, employees, officers and directors who elect to exchange options will not be considered for any other option grants until after the replacement grant date, which we expect to be no earlier than April 2, 2002. After that date, any additional grant to you will be made at the sole discretion of the Compensation Committee.

IF YOUR STATUS AS EMPLOYEE OR YOUR DIRECTOR RELATIONSHIP IS TERMINATED BEFORE WE GRANT THE REPLACEMENT OPTION, INCLUDING IN THE EVENT OF A MERGER OR ACQUISITION, YOU WILL NOT RECEIVE A REPLACEMENT OPTION OR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

         Any election that you make and do not validly withdraw before the expiration date will be irrevocable after that time. Once we cancel your option, it cannot be replaced under its original terms. The cancellation of your option gives you only a conditional right to receive a replacement option under the terms of this Offer to Exchange. If your status as employee or your director relationship terminates for any reason before the replacement grant date, you will not receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option. When we say "terminates for any reason," we mean the termination of your status as employee or your director relationship with us, our subsidiary or any successor company in a merger or acquisition (as applicable) for any reason, including voluntary termination by you, involuntary termination with or without cause by us, our subsidiary or any successor company, termination as a result of death or disability, or retirement.

IF WE ARE ACQUIRED BY OR MERGED WITH ANOTHER COMPANY BEFORE WE GRANT THE REPLACEMENT OPTION, YOU COULD LOSE THE RIGHT TO RECEIVE A REPLACEMENT OPTION AND YOU WILL LOSE YOUR CURRENT BENEFIT OF POTENTIAL ACCELERATED OPTION VESTING WITH RESPECT TO YOUR CANCELLED OPTIONS.

         Although we have no plan to do so at this time, it is possible that we could enter into a merger or other acquisition agreement with another entity before the replacement grant date. If we do so, it is not clear that the obligation to issue the new options will survive the change of control transaction, depending on how it is structured. We anticipate negotiating the terms of such a transaction so that participants who are to receive replacement options would receive options to purchase securities of a successor entity or some other consideration in exchange for their cancelled options. However, we cannot guarantee that the successor would be obligated to replace or otherwise compensate you for your cancelled options. Further, if your cancelled options are replaced with new options to purchase securities of a different entity, we cannot predict their exercise price or value.

         In addition, if we cancel your options and a change of control of the Company occurs before the replacement grant date, you would lose the benefit of the accelerated vesting that both the 1993 Plan and Outside Director Plan currently provide in a change of control event. Once your options are cancelled, they will have no further force or effect and therefore they cannot be accelerated. Since a change of control transaction could result in a potentially substantial appreciation in the market price of our common stock, the options that you elected to cancel may have been both vested and "in-the-money" as a result of this transaction. By participating in this offer and canceling your options, you would have lost the opportunity to realize potential gains resulting from any change of control transaction.

IF WE ARE PROHIBITED BY APPLICABLE LAW FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A REPLACEMENT OPTION NOR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

         We will not grant replacement options if applicable law (including applicable federal, state or foreign statues, rules, regulations, orders and policies or the requirements of governmental and nongovernmental entities to which we are subject) prohibits us from doing so. Such a prohibition could result from changes in the rules, regulations or policies of the SEC or in the listing requirements of the New York Stock Exchange. We are unaware of, and do not anticipate, any such prohibition at this time, and we will use all reasonable efforts to effect the transactions contemplated by the offer. If the cancellation of tendered options or the grant of replacement options is prohibited, however, we will not grant you any replacement options and you will not receive the return of your cancelled option or any other compensation for your cancelled option.

                                  INTRODUCTION

         Wolverine Tube, Inc., which we refer to as "we," "the Company" or "Wolverine," is offering to cancel and exchange eligible options to purchase shares of our common stock that have an exercise price of $20.00 or greater. In exchange for the eligible options that we accept for cancellation and exchange, we intend to grant replacement stock options to purchase one share of our common stock for every two shares underlying the exchanged options. All optionees who are U.S. or Canadian employees, officers or directors of Wolverine or one of our subsidiaries are eligible to participate in the option exchange. The replacement option grants will be made six months and six business days after the date on which we cancel the options we accept for exchange, provided that the status of the optionee as a U.S. or Canadian employee, officer or director of Wolverine or one of our subsidiaries is not terminated. The exercise price of the replacement options will be based upon the market value of our common stock as described in
Section 8. The replacement options will be vested to the same degree as the original options had vested or would have vested had they not been cancelled. The terms of the offer are described in more detail in this Offer to Exchange Outstanding Options (the "Offer to Exchange").

         We are making the offer on the terms and subject to the conditions described in this Offer to Exchange, which together with the accompanying Election to Exchange Eligible Options (the "Election Form") and Notice of Change of Election, as they may be amended from time to time, constitute the offer. The offer is not conditioned on the acceptance of the offer by a minimum number of optionees or the election to exchange options covering a minimum number of shares.

                                    THE OFFER

1.       NUMBER OF OPTIONS; EXPIRATION DATE

         OPTIONS SUBJECT TO OFFER. Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange any and all eligible options that are properly elected for exchange and not validly withdrawn in accordance with
Section 4 before the "expiration date," as defined below, for new options to purchase common stock under the Company's 1993 Equity Incentive Plan, as amended and restated (the "1993 Plan") or the Company's 1993 Stock Option Plan for Outside Directors, as amended and restated (the "Outside Director Plan"), as appropriate. Eligible options are all outstanding options to purchase shares of our common stock that have an exercise price greater than or equal to $20.00.

         WHEN WE SAY "OPTION," WE MEAN THE RIGHT TO PURCHASE A CERTAIN NUMBER OF SHARES OF OUR COMMON STOCK THAT IS REPRESENTED BY A SINGLE STOCK OPTION AGREEMENT BETWEEN YOU AND US.

         Your decision to exchange or hold your eligible options is entirely at your discretion. You may elect to exchange one or more, or all or none, of your eligible options. However, you must elect to exchange an unexercised option, or the remaining unexercised portion of a partially exercised option, IN ITS ENTIRETY. We will not accept an election to exchange only a portion of an eligible option that has not yet been exercised. In other words, you must either exchange all of the shares that are subject to any single stock option agreement, or none of the shares underlying that eligible option.

         For example, assume you hold two options that are eligible for exchange: one option to purchase 1,200 shares of common stock that you have partially exercised for 200 shares (leaving 1,000 unexercised option shares), and another option to purchase 500 shares of common stock that you have not exercised. Your choices would be as follows:

         - You could elect to exchange the first option only, in which case ALL of your remaining 1,000 eligible option shares would be cancelled and replaced with 500 new option shares. You could not elect to exchange only a portion of your 1,000 eligible option shares.

         - You could elect to exchange the second option only, in which case ALL 500 eligible option shares would be cancelled and replaced with 250 new option shares. You could not elect to exchange only a portion of your 500 eligible option shares.

         - You could elect to exchange both options, in which case ALL 1,500 eligible option shares would be cancelled and replaced with two new option grants, one for 500 shares and one for 250 shares.

         -      You could decline to exchange either of your eligible options.

         As of August 16, 2001, 858,010 option shares were eligible for exchange in the offer. 755,010 of these eligible option shares were granted pursuant to the 1993 Plan, 38,000 were granted pursuant to the Outside Director Plan and 65,000 were granted to Dennis J. Horowitz outside the plans pursuant to a Non-Qualified Option Agreement, with terms similar to the 1993 Plan options, in connection with his joining the Company as President and Chief Executive Officer in 1998. The options granted under our 1991 Stock Option Plan are not eligible for exchange because the exercise price of each outstanding option granted under that plan is less than the $20.00 threshold for participation in the option exchange program.

         REPLACEMENT OPTIONS. If your eligible options are properly elected for exchange and accepted by us for exchange, you will be entitled to receive replacement options to purchase one share of our common stock for every two eligible option shares that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the personalized Election Form that accompanies this Offer to Exchange. We will not grant new options to purchase fractional shares, and we will round up all fractional shares. All new options will be granted under, and subject to the terms of, the plan from which the cancelled option was granted. If the cancelled option was not granted pursuant to a plan, the replacement option will be granted pursuant to the 1993 Plan. We will enter into a new stock option agreement with each participating optionee with respect to each replacement option granted pursuant to the offer.

         EMPLOYMENT STATUS. In order to participate in the offer, you must be a U.S. or Canadian employee, officer or director of Wolverine or one of our subsidiaries from the date you elect to exchange your eligible options through the date we grant the replacement options. When we say "U.S. or Canadian employee, officer or director," we mean all employees, officers or directors who are or will be subject to income tax in the U.S. or Canada with respect to their outstanding options.

         IF YOUR STATUS AS EMPLOYEE OR YOUR DIRECTOR RELATIONSHIP TERMINATES FOR ANY REASON BEFORE THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE A REPLACEMENT OPTION, THE RETURN OF YOUR CANCELLED OPTION OR ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTION.

         When we say "terminates for any reason," we mean the termination of your status as employee or your director relationship with us, our subsidiary or any successor company in a merger or acquisition (as applicable) for any reason, including voluntary termination by you, involuntary termination, with or without cause, by us, our subsidiary or any successor company, termination as a result of death or disability, or retirement.

         EXPIRATION OF OFFER. The offer, and your right to elect to exchange your eligible options and to withdraw any previous election to exchange eligible options, will expire on the expiration date, which is 5:00 p.m. Central Time, on September 21, 2001, unless and until we, in our discretion, extend the period of time during which the offer will remain open. If we extend the period of time during which the offer remains open, the term "expiration date" will refer to the latest time and date at which the offer expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the offer.

         If we decide to take any of the following actions, we will notify you of such action:

         - increase or decrease what you may receive in exchange for your options; or

         - increase or decrease the number or type of options eligible to be exchanged in the offer.

         If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of at least ten business days after the date we notify you as specified in Section 16. A "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Central Time.

2.       PURPOSE OF THE OFFER

         PURPOSE OF THE OFFER. We granted the options outstanding under the 1993 Plan to attract, retain and motivate our officers and employees by providing these persons an opportunity to obtain an equity interest in Wolverine and by rewarding them for their contributions to the Company. We granted the options outstanding under the Outside Director Plan to retain the services of qualified non-employees to serve as members of the Company's Board of Directors and to secure for the Company the benefits of the incentives inherent in increased stock ownership. We granted options to Mr. Horowitz outside of a plan to induce him to accept employment with the Company in 1998.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We believe that, because our employees, officers and directors are unlikely to exercise these options in the foreseeable future, the options do not adequately align optionees' interests with those of stockholders nor do they supply significant retention value to the Company. We believe that these out-of-the-money options do not provide the incentive to acquire and maintain stock ownership in Wolverine and to participate in our long-term growth and success that we intended them to have. By making this offer to exchange, we intend to maximize stockholder value by creating better performance incentives for, and thus increasing retention and motivation of, our U.S. and Canadian employees, officers and directors.

         We believe that this exchange offer is the best way to optimize the incentive and retention value of these options. If we were to reprice options instead of exchanging them, the resulting accounting consequences (discussed below in Section 12) could potentially have an adverse impact on our operating results. In addition, since we have a limited number of shares available for issuance under the 1993 Plan and the Outside Director Plan, we believe that, given the current number of shares outstanding under these plans, we would be unable to grant stock options to make up for outstanding out-of-the-money options while remaining within plan limits. Even if we were able to grant additional make up options to all of the eligible optionees, the exercise of those additional options could cause excessive stockholder dilution and negatively affect our future earnings per share. By exchanging underwater options for new options at a two-to-one ratio, we are able to exchange options that do not have readily attainable value with options having potentially greater current value within existing plan limits.

         CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK AT THE TIME OF THE REPLACEMENT GRANT (AND THEREFORE THE EXERCISE PRICE OF YOUR NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION WILL INCREASE IN VALUE OVER TIME. THEREFORE, PARTICULARLY GIVEN THE CONVERSION RATIO OF ONE REPLACEMENT OPTION SHARE FOR EVERY TWO OPTION SHARES BEING CANCELLED, YOUR REPLACEMENT OPTIONS MAY BE WORTH LESS THAN YOUR CANCELLED OPTIONS.

         NO EXTRAORDINARY TRANSACTIONS. Except as otherwise described in this Offer to Exchange or in our filings with the Securities and Exchange Commission (the "SEC"), we presently have no plans or proposals that relate to or would result in:

         - an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         - any purchase, sale or transfer of a material amount of our assets or any subsidiary's assets;

         - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         - any change in our present board of directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any material term of the employment of any executive officer;

         - any other material change in our corporate structure or business;

         - our common stock being delisted from a national securities exchange;

         - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

         -      the suspension of our obligation to file reports pursuant to
                Section 15(d) of the Securities Exchange Act;

         - the acquisition by any person of any of our securities or the disposition by any person of any of our securities, other than in connection with the Company's option plans; or

         - change to our certificate of incorporation or bylaws, or any actions that could make it more difficult for any person to acquire control of us.

         NO RECOMMENDATION. Although the Compensation Committee of our Board of Directors has approved this offer, it recognizes that the decision to accept is an individual one that should be based on a variety of factors. Accordingly, you should consult with your personal legal, financial, tax and other advisors if you have questions about your financial or tax situation. All of our executive officers and directors have advised us that they intend to exchange some or all of their eligible options pursuant to the offer. Neither the Compensation Committee nor the Board of Directors is making a formal recommendation to employees about whether or not to accept this offer. If you anticipate that you will not be an employee, officer or director of Wolverine or one of our subsidiaries at the time we make the new grants, see the discussion under the heading "Employment Status" in Section 1 above.

3.       PROCEDURE FOR ELECTING TO EXCHANGE OPTIONS

         MAKING YOUR ELECTION. To accept this offer, you must, in accordance with the terms of the Election Form that accompanies this Offer to Exchange, properly complete, sign and deliver the Election Form to us by the expiration date. You must deliver the Election Form using one of the methods indicated below:

          METHOD OF DELIVERY         DELIVER TO
         --------------------        --------------------------------------------------
         Hand Delivery               Thomas Johnson, at the address below. You must
                                     obtain written confirmation of receipt from
                                     Mr. Johnson.

         Facsimile                   (256) 580-3996. You must obtain a fax confirmation.

         Registered Mail or          Thomas Johnson
         Overnight Courier           Director, Investor Relations and Communications
                                     Wolverine Tube, Inc.
                                     200 Clinton Avenue West, Suite 1000
                                     Huntsville, Alabama  35801
                                     (256) 580-3969

                                     If you deliver by mail, you must use registered
                                     mail, signature at delivery required. If you deliver
                                     by overnight courier, you must obtain a signature
                                     at delivery.

         We will determine the timeliness of your election based on when your Election Form is RECEIVED by us. The method of delivery of the Election Form is at your own risk. In all cases, you should allow sufficient time to ensure timely delivery. We will only accept a paper copy of your Election Form. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED.

         Except as described in the following sentence, the electing option holder must sign the Election Form exactly as such options holder's name appears on the option agreement evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on and attached to the Election Form.

         Participation in this exchange is entirely voluntary. If you decide not to accept the offer, or if you do not properly submit your Election Form by the deadline, then you will not participate in the option exchange, and all stock options you currently hold will remain unchanged at their original exercise price and terms.

         DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to the number of shares subject to eligible options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notices of Change of Election. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any and all elections to exchange options that we determine are not in the appropriate form or that we determine are unlawful to accept. Otherwise, we will accept all properly and timely elected eligible options that are not validly withdrawn. We reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election with respect to any particular option or any particular option holder. No election to exchange options will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, and no one will be liable for failing to give notice of any defects or irregularities.

         YOUR ELECTION AND OUR ACCEPTANCE CONSTITUTE AN AGREEMENT. Your election to exchange options according to the procedures described above constitutes your acceptance of the terms and conditions of the offer. Our acceptance of the eligible options elected for exchange by you pursuant to the offer will form a binding agreement between us and you on the terms and subject to the conditions of the offer.

         Subject to our rights to extend, terminate and amend the offer, we currently expect that we will accept on the cancellation date all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL OR CHANGE OF ELECTION

         You may withdraw or change the options you have elected to exchange only if you comply with the provisions of this Section 4.

         You have the right to withdraw or change the options you have elected to cancel at any time before the expiration date, 5:00 p.m. Central Time on September 21, 2001. If we extend the offer beyond that time, you have the right to withdraw these options at any time until the extended offer expires. In addition, if we have not accepted your election to exchange by 5:00 p.m. Central Time on the 40th business day following the commencement of the offer (which will be October 19, 2001 unless we extend the offer), you may withdraw your election to exchange options after that time.

         To validly withdraw or change your election, you must deliver to us a properly completed, signed and dated Notice of Change of Election, which accompanies this Offer to Exchange, before the expiration date. If you wish to withdraw your election in its entirety and decline to participate in the offer, you must indicate this on the Notice of Change of Election. If you wish to change your election, you must specify on the Notice of Change of Election the options you now elect to exchange, omitting any options you no longer wish to exchange.

         A properly delivered Notice of Change of Election will replace any previously submitted Election Form, and the previously submitted Election Form will be disregarded to the extent specified in the Notice of Change of Election. You will be deemed to have elected to exchange only those options listed on the Notice of Change of Election. If your Notice of Change of Election does not list an option that you had previously listed on an Election Form, that option will not be deemed properly elected for exchange unless and until you properly re-elect to exchange the option before the expiration date following the change of election procedures described in this section. If you do not list any options on your Notice of Change of Election, you will be deemed to have withdrawn your election in its entirety.

         YOU MAY NOT RESCIND A NOTICE OF CHANGE OF ELECTION. IF YOU WISH TO ADD OR DELETE OPTIONS OR MAKE OTHER CHANGES TO ANY ELECTION

FORM OR NOTICE OF CHANGE OF ELECTION, YOU MUST SUBMIT A NEW NOTICE OF CHANGE OF ELECTION BEFORE THE EXPIRATION DATE.

         You must deliver the Notice of Change of Election to us using one of the following methods:

          METHOD OF DELIVERY        DELIVER TO
         --------------------       ---------------------------------------------------
         Hand Delivery              Thomas Johnson, at the address below. You must
                                    obtain written confirmation of receipt from
                                    Mr. Johnson.

         Facsimile                  (256) 580-3996. You must obtain a fax confirmation.

         Registered Mail or         Thomas Johnson
         Overnight Courier          Director, Investor Relations and Communications
                                    Wolverine Tube, Inc.
                                    200 Clinton Avenue West, Suite 1000
                                    Huntsville, Alabama  35801
                                    (256) 580-3969

                                    If you deliver by mail, you must use registered mail,
                                    signature at delivery required. If you deliver by
                                    overnight courier, you must obtain a signature at
                                    delivery.

         We will determine the timeliness of your withdrawal or change of election based on when your Notice of Change of Election is RECEIVED by us. The method of delivery of the Notice of Change of Election is at your own risk. In all cases, you should allow sufficient time to ensure timely delivery. We will only accept a paper copy of your Notice of Change of Election. DELIVERY BY E-MAIL WILL NOT BE ACCEPTED.

         Except as described in the following sentence, the option holder who elected to exchange the options must sign the Notice of Change of Election exactly as such options holder's name appears on the option agreement evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on and attached to the Notice of Change of Election.

         Neither Wolverine nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change of Election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Change of Election. Our determination of these matters will be final and binding.

5.       ACCEPTANCE OF OPTIONS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF
         NEW OPTIONS

         ACCEPTANCE AND CANCELLATION OF OPTIONS. Upon the terms and subject to the conditions of this offer, we will accept for cancellation any and all eligible options properly elected for exchange and not validly withdrawn before the expiration date. We intend to accept and cancel these options on the cancellation date, which will be on or about September 26, 2001, subject to our rights to extend, terminate and amend the offer. If we cancel the options you elect to exchange, all stock option agreements for those options will be cancelled automatically, without any further action by any party and regardless of whether you submit the agreements to us, and will be of no further force and effect. Once we cancel an option, you will no longer have any rights with respect to that option except for the right to receive a replacement option in accordance with the terms and conditions of the offer.

         For purposes of the offer, we will be deemed to have accepted options for exchange as of the time we give oral or written notice to the electing optionees of our acceptance of the options for exchange. This notice may be satisfied by press release or Company-wide electronic communication.

         GRANT OF REPLACEMENT OPTIONS. If your options are properly elected for exchange and accepted for exchange, we will grant you new options on the replacement grant date, which will be six months and six business days after the date we cancel the options accepted for exchange. Since we currently expect to cancel all eligible options elected for exchange on or about September 26, 2001, we expect that the replacement grant date will be on or about April 2, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new options on the date of a meeting of the Compensation Committee of the Board of Directors held at least six months and six business days after the extended date.

         If your employment with Wolverine or one of our subsidiaries is on an at-will basis, nothing in this Offer to Exchange modifies or changes this. If your status as employee or your director relationship terminates for any reason (including voluntary or involuntary termination with or without cause and termination as a result of death, disability or retirement) before the replacement grant date, you will not have the right to receive a replacement option, the return of your cancelled option or any other consideration for your cancelled option.

         IF YOU ARE NOT A U.S. OR CANADIAN EMPLOYEE, OFFICER OR DIRECTOR OF WOLVERINE OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR CANCELLED OPTIONS, NOR WILL YOU RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS.

         NO OPTION GRANTS BETWEEN CANCELLATION AND REPLACEMENT. If we accept options you elect to exchange in the offer, you will not be considered for any additional stock option grants for which you might otherwise have been eligible until after the replacement grant date in order for us to avoid incurring a compensation expense under applicable accounting rules. Any additional option grants to you after the replacement grant date will be made at the sole discretion of the Compensation Committee. We expect that option grants that have historically been made annually and might otherwise have been made during the six-month period will be made after the replacement grant date, subject to the sole discretion of the Compensation Committee.

         CHANGE OF CONTROL. Although we have no plan to do so at this time, it is possible that we could enter into a merger or other acquisition agreement with another entity before the replacement grant date. If we do so, it is not clear that the obligation to issue the new options will survive the change of control transaction, depending on how it is structured. We anticipate negotiating the terms of such a transaction so that participants who are to receive new options would receive options to purchase securities of a successor entity or some other consideration in exchange for their cancelled options. However, we cannot guarantee that the successor would be obligated to replace or otherwise compensate you for your cancelled options. Further, if your cancelled options are replaced with new options to purchase securities of a different entity, we cannot predict their exercise price or value.

         In addition, if we cancel your options and a change of control of the Company occurs before the replacement grant date, you would lose the benefit of the accelerated vesting that both the 1993 Plan and Outside Director Plan currently provide in a change of control event. Once your options are cancelled, they will have no further force or effect and therefore they cannot be accelerated. Since a change of control transaction could result in a potentially substantial appreciation in the market price of our common stock, the options that you elected to cancel may have been both vested and in-the-money as a result of this transaction. By participating in this offer and canceling your options, you would have lost the opportunity to realize potential gains resulting from any change of control transaction.

6.       CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the offer, we will not be required to accept any options elected for exchange, and we may, in our sole discretion, terminate or amend the offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time after the commencement of the offer and before the expiration date, we determine that any of the following events has occurred and that, in our reasonable judgment and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of the event makes it inadvisable for us to proceed with the offer or to accept and cancel options elected for exchange:

         - any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the acquisition of some or all of the options elected for exchange pursuant to the offer, the issuance of new options, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Wolverine or our subsidiaries or otherwise materially impair in any way the future conduct of our business or the business of our subsidiaries or materially impair the benefits we believe we will receive from the offer;

         - any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, enacted, amended, enforced or deemed to be applicable to the offer or us or any of our subsidiaries by any court or any authority, agency or tribunal, that, in our reasonable judgment, would or might directly or indirectly:

                (a) make it illegal for us to accept some or all of the eligible options or to issue some or all of the new options or otherwise restrict or prohibit consummation of the offer or otherwise relate to the offer;

                (b) delay or restrict our ability, or render us unable, to accept the eligible options for exchange and cancellation, or to issue new options for some or all of the exchanged eligible options;

                (c) materially impair the benefits we believe we will receive from the offer;

                (d) require that we obtain stockholder approval of the offer; or

                (e) materially and adversely affect the business, condition (financial or other), income, operations or prospects of us or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits we believe we will receive from the offer;

         - there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record compensation expense against our earnings in connection with the offer for financial reporting purposes;

         - another person makes, proposes, announces or publicly discloses a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us; or

         - any change or changes occurs in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Wolverine or our subsidiaries.

         The conditions to the offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them at any time and from time to time, whether or not we waive any other condition to the offer. Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS

         Our common stock is traded on the New York Stock Exchange under the symbol "WLV." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by the New York Stock Exchange.

         QUARTER ENDED                                           HIGH              LOW
         -----------------------------------------------       ---------         --------
         Fiscal Year 2001
             Third Quarter (through August 16, 2001)....       $   17.65         $  14.26
             Second Quarter ............................           17.65            12.25
             First Quarter .............................           14.35            10.80

         Fiscal Year 2000
             Fourth Quarter ............................           15.31            11.30
             Third Quarter .............................           18.75            14.50
             Second Quarter ............................           17.94            12.49
             First Quarter .............................           14.50            11.38

         Fiscal Year 1999
             Fourth Quarter ............................           15.94            13.38
             Third Quarter .............................           25.38            14.19
             Second Quarter ............................           26.75            20.06
             First Quarter .............................           22.94            18.63

         As of August 16, 2001, the last reported sale price of the common stock on the New York Stock Exchange was $14.84 per share.

         We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

8.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS

         CONSIDERATION. We will issue new options to purchase common stock from available shares authorized under the 1993 Plan or the Outside Director Plan, as appropriate, in exchange for eligible options properly elected and accepted for exchange by us. The number of shares of common stock subject to replacement options to be granted to each option holder will be equal to one share for every two shares underlying the cancelled options, subject to adjustments for any stock splits, stock dividends and similar events. We will not grant new options to purchase fractional shares, and we will round up all fractional shares. The exact number of option shares that you have now and that you would have if you accepted the exchange is set forth in the attached Election Form.

         If all eligible options are accepted for exchange and cancelled pursuant to the offer, we will be required to issue (subject to rounding for fractional shares) new options to purchase 429,005 shares of our common stock on the replacement grant date.

         TERMS OF NEW OPTIONS. Each replacement option will be a nonqualified stock option issued pursuant to the same plan under which the cancelled option was granted (either the 1993 Plan or the Outside Director Plan), or, if a cancelled option was not granted pursuant to a plan, then its replacement option will be granted under the 1993 Plan. The new options will be subject to all the terms and conditions of the applicable plan and a new option agreement between us and each option holder who has elected to exchange options in the offer.

         Because the terms of the 1993 Plan and the Outside Director Plan are not the same, some of the terms and conditions of the replacement options will differ depending on which plan your new options will be granted under. If your replacement options will be granted pursuant to the 1993 Plan, your new options will have substantially the same terms and conditions as your cancelled options, except for the number of shares underlying the replacement options and the exercise price. If your replacement options will be granted pursuant to the Outside Director Plan, your new options will have substantially the same terms and conditions as your cancelled options, except for the number of shares underlying the replacement options, the exercise price and the term of the replacement options.

         The exercise price of your replacement options will be calculated differently depending on whether your new options will be granted under the 1993 Plan or the Outside Director Plan because the pricing terms of the two plans are not the same. If your replacement options will be granted under the 1993 Plan, the exercise price of the new options will be the closing price of our common stock on the New York Stock Exchange on the replacement grant date. The terms of the Outside Director Plan require all options granted under the Outside Director Plan to have an exercise price equal to the average of the closing bid and asked prices of our common stock as reported on the New York Stock Exchange on the grant date and the four preceding trading days. Therefore, the replacement options will be priced accordingly for the outside directors.

         Regardless of how the exercise price for your replacement options is determined, the exercise price of your replacement options may be higher than the exercise price of some or all of your cancelled options. Even if the exercise price of your new option is lower than the exercise price of your cancelled option or lower than the current market value of our common stock, we cannot guarantee that our stock price, and therefore the value of your option, will increase or maintain the same level after the replacement grant date. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

         All replacement options, whether granted under the 1993 Plan or the Outside Director Plan, will be vested to the same degree as your original options had vested or would have vested had they not been cancelled, and will continue to vest on the same vesting schedule as the corresponding cancelled options. However, the term of your replacement options will be different depending on whether your new options will be granted under the 1993 Plan or the Outside Director Plan because the expiration provisions of the two plans are not the same. The expiration date of each replacement option granted under the 1993 Plan will be the same as the expiration date of the corresponding cancelled option. The terms of the Outside Director Plan require all options granted under the Outside Director Plan to have an expiration date of ten years from the date of grant. Therefore, the replacement options will have a ten-year term for outside directors regardless of the expiration date of the cancelled options.

         We plan to send you a new stock option agreement for each replacement option within three to four weeks after the replacement grant date.

         The terms and conditions of your current options are set forth in the applicable plan, the stock option agreement you entered into in connection with the grant, and the related information previously distributed to you by the Company. You may obtain copies of the plan and related information as indicated below.

         TAX CONSEQUENCES. You should refer to Section 14 for a discussion of the U.S. federal income tax consequences of the eligible options and the replacement options, as well as the consequences of accepting or rejecting the new options under the offer. If you are a Canadian optionee, you should refer to
Section 15 for a discussion of the tax consequences of participating in the offer. We recommend that you consult your own legal, financial, tax and other advisors to determine the national, state, local or other tax consequences of the offer applicable to your particular circumstances, especially if you may be subject to taxation in multiple jurisdictions.

         REGISTRATION OF OPTION SHARES. All shares of common stock issuable upon exercise of options under both the 1993 Plan and the Outside Director Plan, including the shares that will be issuable upon exercise of all new options, have been or will be registered under the Securities Act of 1933, as amended, on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Wolverine (for the purposes of the securities laws, an "affiliate" is generally a director, executive officer or 10% stockholder), you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

         IMPORTANT NOTE: The statements in this offer concerning the 1993 Plan, the Outside Director Plan and the replacement options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the applicable plans and the form of stock option agreement.

         Please contact Thomas Johnson, our Director of Investor Relations and Communications, at (256) 580-3969 or johnsont@wlv.com to receive a copy of either plan or related information. We will promptly furnish you copies of these documents at our expense.

9.       INFORMATION ABOUT WOLVERINE TUBE, INC.

         Wolverine Tube, Inc. provides its customers with copper and copper alloy tube, fabricated products, brazing alloys, fluxes and lead-free solder, as well as copper and copper alloy rod, bar and strip products. We believe that Wolverine has the broadest product offering in the North American non-ferrous metals marketplace. Customers of the Company's copper and copper alloy products include commercial and residential air conditioning and refrigeration equipment manufacturers, appliance manufacturers, automotive manufacturers, industrial equipment manufacturers, utilities and other power generating companies, refining and chemical processing companies and plumbing wholesalers.

         Wolverine is a Delaware corporation. Our principal executive offices are located at 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801. Our telephone number at this location is (256) 890-0460. Our web site is located at www.wlv.com. The information on our web site is NOT part of this Offer to Exchange.

         Additional information about Wolverine is available from the documents described in Section 18.

10.      FINANCIAL INFORMATION

         FINANCIAL INFORMATION. We incorporate by reference into this Offer to Exchange the financial information set forth in:

         - the section entitled "Financial Statements and Supplementary Data" on pages F-1 to F-29 of our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on April 2, 2001, and

         - the section entitled "Financial Statements" on pages 1 to 9 of our Quarterly Report on Form 10-Q for the quarter ended July 1, 2001, filed with the SEC on August 15, 2001.

         Copies of our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended July 1, 2001 are available free of charge on the SEC's web site (www.sec.gov) and from Wolverine upon request. See Section 18 for instructions on obtaining copies of these and other filings we have made with the SEC, including filings that contain our consolidated financial statements.

         The book value per share of our common stock as of July 1, 2001 (the date of our most recent balance sheet presented) was $16.79.

11. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

         INTERESTS OF DIRECTORS AND OFFICERS. Our officers and directors are eligible to participate in the offer. As of August 16, 2001, our executive officers and directors (10 persons) as a group held options to purchase 743,660 shares of our common stock. Of this number, 354,500 are eligible option shares, representing 41.3% of the total number of eligible option shares. All of our executive officers and directors have advised us that they intend to exchange some or all of their eligible options pursuant to the offer.

         The directors and executive officers of Wolverine, their positions and offices as of August 16, 2001 and the number of eligible option shares held by each are set forth in the following table:

                                                                            NUMBER OF ELIGIBLE
       NAME                                POSITION                           OPTION SHARES
----------------------          -----------------------------------         ------------------
Dennis J. Horowitz              Chairman of the Board,                            185,000
                                President and
                                Chief Executive Officer

James E. Deason                 Executive Vice President,                          77,500
                                Chief Financial Officer,
                                Secretary and Director

Keith I. Weil                   Senior Vice President, Tube Products               30,000

Johann R. Manning, Jr.          Senior Vice President,                             24,000
                                Human Resources and
                                General Counsel

Chris A. Davis                  Director                                            6,000

John L. Duncan                  Director                                            4,000

Thomas P. Evans                 Director                                            8,000

W. Barnes Hauptfuhrer           Director                                            6,000

Gail O. Neuman                  Director                                            6,000

Jan K. Ver Hagen                Director                                            8,000

         The address of each director and executive officer is c/o Wolverine Tube, Inc., 200 Clinton Avenue West, Suite 1000, Huntsville, Alabama 35801.

         For further information regarding the amount of our securities beneficially owned by our executive officers and directors, please see the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the SEC on April 12, 2001.

         TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS. There have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by Wolverine, or to the best of our knowledge, by any executive officer, director, affiliate or subsidiary of Wolverine, except for the sale by James E. Deason of 1,500 shares of our common stock on August 9, 2001 and 2,000 shares of our common stock on August 10, 2001 on the open market at an average price per share of $14.68.

         AGREEMENTS INVOLVING THE OPTIONS. Other than the stock option agreements or notices we have issued to each optionee who was granted an option under the 1993 Plan, the Outside Director Plan, any of our other equity incentive plans or outside these plans pursuant to certain

Non-Qualified Stock Option Agreements, there are no agreements, arrangements or understandings between us or our (or our subsidiaries') directors or officers and any other person with respect to options to purchase our common stock.

12. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

         STATUS OF OPTIONS ACQUIRED IN THE OFFER. Options we acquire pursuant to the offer will be cancelled and the shares of common stock subject to those options will be returned to the pool of shares available for grants of replacement securities under the relevant plan (if applicable) and for issuance upon exercise of the replacement options. To the extent such shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the offer, the shares will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

         ACCOUNTING CONSEQUENCES OF THE OFFER. We do not believe that the offer constitutes an option repricing under current accounting rules of the Financial Accounting Standards Board. In an option repricing, an option would either be
(a) immediately repriced or (b) cancelled and replaced with a replacement option within six months before or after the cancellation. A repricing would result in negative accounting consequences.

         If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to the newly granted options is equal to or less than the number of the option holder's option shares elected for exchange. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. The higher the market value of our common stock, the greater the compensation expense we would have to record against our earnings. This compensation expense would accrue as a variable accounting charge to our earnings over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

         We believe that Wolverine will incur minimal compensation expense for financial reporting purposes solely as a result of the transactions contemplated by the offer because we will not grant any new options until six months and six business days after the date that we accept and cancel options elected for exchange.

13.      LEGAL MATTERS; REGULATORY APPROVALS

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the offer to accept options elected for exchange is subject to conditions, including the conditions described in
Section 6.

14.      MATERIAL U.S. TAX CONSEQUENCES

         The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the offer. The discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

         You should consult your own legal, financial, tax and other advisors to determine the national, state, local or other tax consequences of the offer applicable to your particular circumstances, especially if you may be subject to taxation in multiple jurisdictions.

         FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER TO EXCHANGE. We believe that the cancellation and exchange of options pursuant to the terms of the offer will be treated as a non-taxable exchange for federal income tax purposes. This means that if you exchange eligible options for new options, we believe you will not be required to recognize income for federal income tax purposes at the time of the exchange. At the date of grant of the new options, you will not be required to recognize additional income for federal income tax purposes.

         TAX STATUS OF NEW OPTIONS. All of the options eligible for exchange are nonqualified stock options and all new options that we will grant on the replacement grant date will also be nonqualified stock options.

         FEDERAL INCOME TAX CONSEQUENCES OF NONQUALIFIED STOCK OPTIONS. Under current law, you will not realize taxable income upon the grant of a nonqualified or non-incentive stock option because the option does not have a readily ascertainable fair market value. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. Upon a subsequent sale of the shares in a taxable transaction, you will recognize capital gain or loss in an amount equal to the difference between your basis in the shares and the sales price, and it will be either long- or short-term depending on whether you held the shares for more than a year before the sale.

         FEDERAL INCOME TAX CONSEQUENCES TO WOLVERINE. The offer, the acceptance of the offer by you and the grant of the new options will have no tax consequences to us. With respect to the exercise of nonqualified stock options, however, Wolverine generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by the exercising holder. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

         WITHHOLDING. We will have a withholding obligation with respect to ordinary compensation income recognized by you upon exercise of a nonqualified stock option. We will require you to make arrangements to satisfy this withholding obligation.

15.      MATERIAL CANADIAN TAX CONSEQUENCES

         The following is a general summary of the principal Canadian federal income tax consequences of the cancellation of eligible options and later issuance of replacement options under the offer for Canadian resident employees. The summary is based on the current provisions of the Income Tax Act (Canada) (the "Canadian Act") and current and proposed regulations thereunder. You should consult your own tax advisors to determine the national, state, local or other tax consequences of the offer applicable to your particular circumstances, especially if you may be subject to taxation in multiple jurisdictions.

         TAX CONSEQUENCES UPON CANCELLATION OF ELIGIBLE OPTIONS, GRANT OF REPLACEMENT OPTIONS AND EXERCISE OF OPTIONS. The Canadian federal income tax consequences of participating in the option exchange vary depending on whether the U.S.-dollar exercise price of the replacement options is (1) equal to or greater than, or (2) less than, the fair market value in U.S. dollars of Wolverine's common stock on the date the eligible options are cancelled (the "cancellation date"). The two different outcomes are discussed below.

(1) Tax Consequences If the Exercise Price of the Replacement Options Is Equal to or Greater Than the Fair Market Value of Wolverine's Common Stock on the Cancellation Date.

         If the exercise price of the replacement options is equal to or greater than the fair market value of Wolverine's common stock on the cancellation date, you should not be required to recognize income at the time of the cancellation. We believe the cancellation and replacement grant will be treated as a non-taxable exchange under the Canadian Act. Further, on the date that the replacement options are granted, you will not be required to recognize income.

         Upon the exercise of a replacement option, you will be required to include in income, as a taxable benefit from employment in the year of exercise, the amount by which the fair market value of the Wolverine stock you acquire exceeds the amount you pay for it. At the same time, you are entitled to a deduction in computing your taxable income equal to one half of the taxable benefit.

         However, if you do not dispose of that stock until a subsequent year, you may defer the income inclusion and corresponding deduction to the year of disposition if you file an election by January 15 of the year following the year in which you acquired the stock. Such deferral is not available to the extent the "specified value" of the shares for which vesting has occurred in any year exceeds Cdn. $100,000. The specified value is the fair market value of Wolverine stock on the date that the eligible options were issued, and, where you elect to participate in this one-for-two tender offer, that value per share must be doubled to determine the specified value. For example, assume that you were granted eligible options to purchase 2,000 shares of Wolverine stock on a date when the stock had a fair market value of Cdn. $75. You participate in the exchange offer and thus are granted replacement options to purchase 1,000 shares. The replacement options vest in 2003 (and are the only options you have that vest in that year), and in 2004 you exercise them. If you make the deferral election, you can only use the deferral for the income inclusion attributable to 666 2/3 shares (that is $100,000 divided by twice the $75 share value). You should consult with your tax advisors before determining to retain rather than immediately dispose of shares acquired on the exercise of your options.

(2) Tax Consequences If the Exercise Price of the Replacement Options Is Less Than the Fair Market Value of Wolverine's Common Stock on the Cancellation Date.

         If the exercise price of the replacement options is less than the fair market value of Wolverine's common stock on the cancellation date, the value of the consideration you receive in exchange for the cancelled options may be deemed to be a taxable benefit which must be included in your employment income. However, no taxable benefit must be included in your income if that consideration has no value on the cancellation date. Although valuation is a question of fact open to many interpretations, the value of the replacement options is arguably negligible because, for example, your employment may be terminated prior to the granting of the replacement options and the exercise price of the replacement options will be equal to the fair market value of Wolverine common stock on the replacement grant date. Assuming that the consideration for your cancelled options has no value, you would not be required to recognize any taxable benefit upon cancellation. Further, on the date that the replacement options are granted, you will not be required to recognize income.

         Upon the exercise of replacement options, you will be required to include in income, as a taxable benefit from employment in the year of exercise, the amount by which the fair market value of the Wolverine stock you acquire exceeds the amount you paid for it. As discussed above, when the exercise price of the replacement options is equal to or greater than the fair market value of Wolverine's stock on the cancellation date, there is a corresponding deduction equal to one half of the taxable benefit you include in income. Instead, if the exercise price is lower, we believe that the Canadian Act and regulations thereunder do not allow you to claim the one-half deduction. Despite this, other issuers in similar tender offers have determined that the deduction would be available. Further, the absence of the deduction may be considered to be unfair and anomalous, and it is not possible to predict that this anomaly will not be rectified or ameliorated through subsequent changes or developments in the Canadian Act or in the administrative practices of the Canada Customs and Revenue Agency. You should consult with your tax advisors before determining whether to claim the one-half deduction.

         If you are entitled to the one-half deduction, then, upon the exercise of a replacement option, you may defer the income inclusion and corresponding deduction to the year in which the stock is disposed of if you file an election by January 15 of the year following the year in which you acquired the stock. Such deferral is not available to the extent the "specified value" of the shares for which vesting has occurred in any year exceeds Cdn. $100,000. The specified value is the fair market value of Wolverine stock on the date that the eligible options were issued, and, where you elect to participate in this one-for-two tender offer, that value per share must be doubled to determine the specified value. For example, assume that you were granted eligible options to purchase 2,000 shares of Wolverine stock on a date when the stock had a fair market value of Cdn. $75. You participate in the tender offer and thus are granted replacements options to purchase 1,000 shares. The replacement options vest in 2003 (and are the only options you have that vest in that year), and in 2004 you exercise them. If you make the deferral election, you can only use the deferral for the income inclusion attributable to 666 2/3 shares (that is $100,000 divided by twice the $75 share value). You should consult with your tax advisors before determining to retain rather than immediately dispose of shares acquired on the exercise of your options.

         YOUR COST BASE IN THE WOLVERINE STOCK YOU ACQUIRE. Your adjusted cost base of Wolverine common stock acquired pursuant to your exercise of a replacement option will be the exercise price you pay plus the full amount of the taxable benefit included (or to be included, if the taxable benefit is deferred) in your income. If you own other Wolverine common stock immediately before the exercise of an option, the adjusted cost base of the Wolverine common stock you acquire upon exercise of the option will be averaged with the adjusted cost base of the other Wolverine common stock, subject to two principal exceptions. First, the shares for which the taxable benefit is deferred, as discussed above, will have their own separate adjusted cost base. Second, if you dispose of Wolverine common stock within 30 days of acquiring the shares pursuant to the exercise of an option, you may be allowed to treat those shares separately so that their adjusted cost base will be equal to their fair market value at the time of exercise.

         TAX CONSEQUENCES UPON DISPOSITION OF THE SHARES. Upon a disposition (or a deemed disposition) of Wolverine common stock, you will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of reasonable costs of disposition, exceed (or are less than) your adjusted cost base. One half of any capital gain (a "taxable capital gain") you realize during a taxation year must be included in your income for that year. One half of any capital loss (an "allowable capital loss") you realize during a taxation year must be deducted from the taxable capital gains realized in that year. Allowable capital losses in excess of taxable capital gains typically may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years.

         WITHHOLDING. The Canada Customs and Revenue Agency does not currently require withholding of source deductions for taxable benefits you are required to recognize as a consequence of exercising an option. Any taxable benefits that are deferred, as described above, to the year in which Wolverine common stock is disposed of will not be subject to the potential withholding of source deductions.

16.      EXTENSION OF OFFER; TERMINATION; AMENDMENT

         RIGHT TO EXTEND, TERMINATE, DELAY. We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time


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

during which the offer is open and delay accepting any options surrendered or exchanged by giving oral, written or electronic notice of the extension to the option holders or by making a public announcement of such extension.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer or to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written, or electronic notice of such termination or postponement to the option holders or by making a public announcement of such extension. Notwithstanding the foregoing, if we terminate or withdraw the offer to exchange, any options you elected to exchange will not be cancelled, but will remain outstanding at their original exercise price and terms. Any previous Election Form or Notice of Change of Election that you submitted will be of no further force or effect as of the date we terminate or withdraw the offer to exchange.

         RIGHT TO AMEND. As long as we comply with any applicable laws, we further reserve the right, regardless of whether or not any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the offer in any way, including, without limitation, decreasing or increasing the consideration offered to option holders in the offer or decreasing or increasing the number of eligible options to be exchanged or surrendered in the offer.

         Amendments to the offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Central Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of this offer, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

         If we materially change the terms of the offer or the information about the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an offer must remain open following material changes in the terms of the offer or information about the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. If we decide to take any of the following actions, we will notify you of such action, and we will extend the offer for a period of no fewer than ten business days after the date of such notice:

         - increase or decrease what we will give you in exchange for your options; or

         - increase or decrease the number of options eligible to be exchanged in the offer.

If the offer is scheduled to expire within ten business days from the date we notify you of such an increase or decrease, we will also extend the offer for a period of no fewer than ten business days after the date the notice is published.


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

17.      FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for asking option holders to exchange eligible options under this offer to exchange.

18.      ADDITIONAL INFORMATION

         We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part, with respect to the offer. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether to elect to exchange your options, we recommend that you review the Schedule TO, including its exhibits, as well as the following materials that we have filed with the SEC (file number 001-12164):

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on April 2, 2001;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended July 1, 2001, filed with the Securities and Exchange Commission on August 15, 2001;

         - the definitive proxy statement for our 2001 annual meeting of stockholders, filed with the Securities and Exchange Commission on April 12, 2001;

         - the description of our common stock set forth under the heading "Description of Capital Stock" in our registration statement on Form S-1 (Registration No. 33-65148), having an effective date of August 12, 1993, including amendments thereto, as supplemented by the rights registered on Form 8-A, filed February 22, 1996, which description is incorporated herein by reference.

         These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the public reference facilities maintained by the SEC located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of all or any part of these documents from these offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-732-0330. Certain of these filings are also available to the public on the SEC's web site at http://www.sec.gov.

         Our common stock is traded on the New York Stock Exchange under the symbol "WLV."

         We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:


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

                              Thomas Johnson
                              Director of Investor Relations and Communications Wolverine Tube, Inc.
                              200 Clinton Avenue West, Suite 1000
                              Huntsville, Alabama  35801
                              Telephone:       (256) 580-3969
                              Fax:             (256) 580-3996
                              E-mail:          johnsont@wlv.com

between the hours of 9:00 a.m. and 5:00 p.m., Central Time, Monday through Friday.

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. The most recent information that we file with the SEC automatically updates and supercedes the older information. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Wolverine should be read together with the information contained in the documents to which we have referred you.

19.      FORWARD-LOOKING STATEMENTS; MISCELLANEOUS

         FORWARD-LOOKING STATEMENTS. The Offer to Exchange, the accompanying documents and the SEC filings listed above contain forward-looking statements which provide expectations or forecasts of future events and which are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements use such words as "may," "will," "expect," "believe," "plan," "expect," "intend" and other similar terminologies. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are subject to important risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements for various reasons. The Company undertakes no obligation to publicly release any revision of any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. You should not unduly rely on these forward-looking statements, which apply only as of the date of the document in which they are contained.

         With respect to expectations of future earnings and performance, factors that could affect actual results include, without limitation, global and local economic and political environments, weather conditions, environmental contingencies, regulatory pressures, labor costs, raw material costs, fuel and energy costs, the mix of geographic and product revenues, the effect of currency fluctuations, competitive products and pricing, assumptions made as to customer retention, costs associated with attracting new customers and costs of integrating recent acquisitions. You should also carefully review the risk factors described in the section of this Offer to Exchange entitled "Risk Factors Relating to the Offer" beginning on page 11.



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

         COMPLIANCE WITH APPLICABLE LAW. We are not aware of any jurisdiction in which the making of the offer does not comply with applicable law. If we become aware of any jurisdiction in which the making of the offer does not comply with applicable law, we will make a good faith effort to comply with such law. If, after our good faith effort, we cannot comply with applicable law, we will not make the offer to, and we will not accept options from or on behalf of, the optionees residing in that jurisdiction.

         UNAUTHORIZED RECOMMENDATIONS. We have not authorized any person to make any recommendation on our behalf as to whether you should exchange, or refrain from exchanging, your options pursuant to the offer. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and the accompanying forms. You should rely only on the information contained in this Offer to Exchange, the accompanying forms and the SEC filings to which we have referred you, and you should not rely on any recommendation or any representation or information from any other source as having been authorized by us.

                                            WOLVERINE TUBE, INC.
                                            AUGUST 23, 2001






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